AGREEMENT

           THIS AGREEMENT, made this 18th day of September, 2002, by and between, PHARMACEUTICAL FORMULATIONS INC., 460 Plainfield Avenue, Edison, New Jersey 08818, a Delaware corporation (the "PFI"), and ICC INDUSTRIES INC., 460 Park Avenue, New York, New York 10022, a New York corporation (the "ICC").

W IT N E S S E T H :

           WHEREAS, ICC has increased its shareholdings from approximately 65% to approximately 87% of all of the issued and outstanding shares of common stock of PFI; and

           WHEREAS, ICC is now entitled to include PFI in its consolidated federal tax return.

           NOW, THEREFORE, in consideration of the foregoing and the covenants contained herein, the parties agree as follows:

1.	ICC shall include PFI in its consolidated federal tax returns beginning with the return for the short period from December 22, 2001 through December 31, 2001.

2.	On each tax return filed by ICC, the tax return for each member of the ICC consolidated group shall be allocated based on the Individual Taxable Income Method ("default method"). The tax liability of the group shall be apportioned among the members of the group in accordance with the ratio which that portion of the consolidated taxable income attributable to each member of the group having taxable income bears to the consolidated taxable income [IRS Reg. §1.552-1(a)(1)].

3.	ICC shall compensate PFI for the cash savings generated by ICC's utilization of PFI's tax losses, either current of through utilization of any net operating losses to which PFI is entitled.

4.	Said compensation by ICC shall be as an offset against amounts due to ICC from PFI.

5.	This Agreement represents the entire understanding between the parties with regard to the subject matter set forth herein, and may not be altered or amended unless in writing, signed by both parties.

6.	This Agreement shall be governed by the laws of the State of New Jersey, and any dispute or controversy hereunder that cannot be settled shall be submitted to arbitration before the American Arbitration Association in New York City pursuant to the rules of said Association.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

PHARMACEUTICAL FORMULATIONS INC. By: /s/ James C. Ingram Name: James C. Ingram Title: President	ICC INDUSTRIES INC. By: /s/ John L. Oram, Name: John L. Oram Title: President